Exhibit 99.1

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--April 30, 2009--Ultralife Corporation (NASDAQ: ULBI) reported revenue of $39.8 million for its first quarter ended March 29, 2009, a decrease of $9.8 million, or 20%, from the $49.6 million in revenue reported for the comparable quarter of 2008. The company reported an operating loss of $2.3 million in the first quarter of 2009, compared with operating income of $2.4 million in the same period a year ago.

The $9.8 million decrease in revenue resulted primarily from lower shipments of advanced communications systems, as orders received in the latter part of 2007 were fulfilled during 2008. Partially offsetting this was a near doubling of rechargeable product revenue as demand for rechargeable batteries and chargers rose. Consolidated gross margin for the first quarter was 20%, compared with 22% in the same quarter a year ago.

Operating expenses for the first quarter of 2009 totaled $10.0 million compared to $8.5 million a year ago. The $1.5 million increase in operating expenses was attributable to increases in product development costs, higher selling and marketing expenses related to the development of the standby power business, and generally higher administrative costs. The net loss for the first quarter of 2009 was $2.5 million, or $0.15 per share, compared with net income of $2.4 million, or $0.14 per share, for the same quarter in 2008.

During the first quarter of 2009, borrowings under the company’s revolving credit facility increased $16.6 million. This resulted primarily from the acquisition of assets associated with the AMTI brand in March 2009 that required $5.7 million in cash, the repurchase of approximately 416,000 shares of the company’s common stock for $3.3 million under the company’s share repurchase program, and the prepositioning of inventory for an anticipated order.

“Our fiscal year 2009 has started more slowly than we had planned,” said John D. Kavazanjian, president and chief executive officer. “First, the release of government/defense orders is taking longer than anticipated. Although funding for the related programs is in place, there have been government delays in finalizing the proper contract vehicles. However, in order to be responsive to anticipated customer needs, our inventory levels rose during the quarter to put us in a delivery-ready mode. Second, severe price competition by component suppliers has been putting pressure on the margins in our standby power business. To combat these short-term pricing dynamics, we are intensifying our efforts to market our system solutions, which bundle services and products, to customers and prospects. We believe that our value-added solutions approach, combined with our engineering and services capabilities and growing national footprint, creates a compelling advantage that will support long-term growth in the standby power market.”

Kavazanjian added, “Although we still expect orders for our advanced communications systems and rechargeable batteries and charging systems to be released against government/defense programs in 2009, our assumption is that administrative delays will cause implementation of these programs to be one quarter later than previously anticipated. In other areas of our business, our outlook for growth remains unchanged.”

Outlook

As a result of the delays in government/defense programs, management has lowered its revenue guidance for 2009 from $250 million to approximately $230 million and reduced its operating income estimate from approximately $20 million to approximately $13 million.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on April 30, 2009 at http://investor.ultralifecorp.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation 2784675, during the period starting at 1:00 p.m. ET April 30 and ending at 1:00 p.m. ET May 7, 2009.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended

	March 29,	March 29,
	2009	2008

Revenues:
Non-rechargeable products	$15,572	$14,616
Rechargeable products	13,854	6,738
Communications systems	4,236	24,054
Design and installation services	6,141	4,179
Total revenues	39,803	49,587

Cost of products sold:
Non-rechargeable products	12,750	11,632
Rechargeable products	10,416	5,537
Communications systems	3,196	17,861
Design and installation services	5,660	3,682
Total cost of products sold	32,022	38,712

Gross margin	7,781	10,875

Operating expenses:
Research and development	1,980	1,609
Selling, general, and administrative	8,058	6,903
Total operating expenses	10,038	8,512

Operating income (loss)	(2,257)	2,363

Other income (expense):
Interest income	3	11
Interest expense	(182)	(329)
Gain on insurance settlement	-	39
Gain on debt conversion	-	313
Miscellaneous	11	69
Income (loss) before income taxes	(2,425)	2,466

Income tax provision-current	2	54
Income tax provision (benefit)-deferred	89	(9)
Total income taxes	91	45

Net income (loss)	(2,516)	2,421

Net loss attributable to noncontrolling interest	4	13

Net income (loss) attributable to Ultralife	$(2,512)	$2,434

Net income (loss) attributable to Ultralife common shareholders - basic	$(0.15)	$0.14
Net income (loss) attributable to Ultralife common shareholders - diluted	$(0.15)	$0.14

Weighted average shares outstanding - basic	17,115	17,027
Weighted average shares outstanding - diluted	17,115	17,441

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	March 29,	December 31,
ASSETS	2009	2008

Current assets:
Cash and investments	$943	$1,878
Trade accounts receivable, net	32,040	30,588
Inventories	48,076	40,465
Prepaid expenses and other current assets	2,155	2,242
Total current assets	83,214	75,173

Property and equipment	18,095	18,465

Other assets
Goodwill, intangible and other assets	39,881	35,949

Total Assets	$141,190	$129,587

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$17,576	$1,425
Accounts payable	20,453	20,255
Other current liabilities	11,398	10,556
Total current liabilities	49,427	32,236

Long-term liabilities:
Long-term debt and capital lease obligations	4,029	4,670
Other long-term liabilities	4,669	4,528
Total long-term liabilities	8,698	9,198

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,821	1,815
Capital in excess of par value	168,031	167,259
Accumulated other comprehensive income (loss)	(1,977)	(1,930)
Accumulated deficit	(77,292)	(74,780)
	90,583	92,364
Less -- Treasury stock, at cost	7,558	4,232
Total Ultralife equity	83,025	88,132
Noncontrolling interest	40	21
Total shareholders' equity	83,065	88,153

Total Liabilities and Shareholders' Equity	$141,190	$129,587

CONTACT:
Ultralife Corporation
Robert W. Fishback, 315-332-7100
bfishback@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com